EXHIBIT 10.2

COLLABORATION AGREEMENT

    THIS COLLABORATION AGREEMENT effective as of August 1, 1997 (the "Agreement"), is entered into between THE IMMUNE RESPONSE CORPORATION, a Delaware corporation ("IRC"), having a place of business located at 5935 Darwin Court, Carlsbad, California 92008, and VYREX CORPORATION, a Nevada corporation ("Vyrex"), having a place of business located at 2159 Avenida de la Playa, La Jolla, California 92037.

W I T N E S S E T H:

    WHEREAS, Vyrex is the exclusive worldwide licensee of the patent rights and know-how relating to certain technology referred to as CD-Tagging™.

    WHEREAS, IRC has expertise in the research and development of compounds for use in the diagnosis, monitoring, prevention and treatment of diseases, states and conditions in humans.

    WHEREAS, the parties desire to enter into a collaborative relationship to design and develop compounds utilizing CD-Tagging™ technology for use in the treatment of injury to the human central and peripheral nervous systems.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties agree as follows:

ARTICLE 1
DEFINITIONS

    For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

    1.1  "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

    1.2  "CD-Tagging™ Improvement" shall mean any process, method, procedure or use which constitutes an improvement to the CD-Tagging™ Methods conceived by or on behalf of IRC or Vyrex during and in the performance of the Program and which, if patentable, claims priority of U.S. Patent Application Serial No. 08/000,619, entitled "Method for Producing Tagged Genes, Transcripts and Proteins," filed January 5, 1993, and exclusively licensed to Vyrex on November 1, 1995 by its inventor Jonathan Jarvik, Ph.D.

    1.3  "CD-Tagging™ Know-How" shall mean all information and data, which is not generally known including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to use or practice any CD-Tagging™ Method or CD-Tagging™ Improvement, or to make or use a CD-Tagging™ Vector in connection with the use or practice of any CD-Tagging™ Method or CD-Tagging™ Improvement.

    1.4  "CD-Tagging™ Method" shall mean any process, method, procedure or use which is the subject of a Valid Claim of (a) U.S. Patent Application Serial No. 08/000,619, entitled "Method for Producing Tagged Genes, Transcripts and Proteins," filed January 5, 1993, and exclusively licensed to Vyrex on November 1, 1995 by its inventor Jonathan Jarvik, Ph.D. and all foreign counterpart patent applications thereto; (b) any patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention; and (c) any divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

    1.5  "CD-Tagging™ Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country which claim any CD-Tagging™ Method, CD-Tagging™ Improvement or CD-Tagging™ Vector; (b) all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents.

    1.6  "CD-Tagging™ Vector" shall mean any vector which is owned by or licensed to Vyrex or conceived or synthesized by IRC or Vyrex during and in the performance of the Program, and which is necessary or useful to use or practice the CD-Tagging™ Method.

    1.7  "Commencement Date" shall mean August 1, 1997.

    1.8  "Confidential Information" shall mean, as to a party (the "Disclosing Party"), all information of the Disclosing Party of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is disclosed to the other party under the Agreement and identified as, or acknowledged to be, confidential. Notwithstanding the foregoing, Confidential Information of the Disclosing Party shall not include such information as the other party can establish by written documentation (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the other party; (b) to have become publicly known, other than through any acts or omissions of the other party in breach of the Agreement, subsequent to disclosure of such information by the Disclosing Party to the other party; (c) to have been lawfully obtained by the other party at any time from sources unrelated to, and not under a duty of confidentiality to, the Disclosing Party; (d) to have been otherwise rightfully known by the other party prior to disclosure of such information by the Disclosing Party to the other party; or (e) to have been independently developed by employees or others acting on behalf of the other party without access to or use of such information.

    1.9  "Field" shall mean the treatment of injury to the human central or peripheral nervous systems.

    1.10  "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country after required marketing approval, and pricing approval (if any), has been granted by the governing health authority of such country.

    1.11  "Gross Margin" shall mean, with respect to any Product, the remainder of (a) the Net Sales of such Product, less (b) the direct costs to IRC and its Affiliates of such Product, including without limitation direct costs for manufacturing, material, labor, storage, sales, overhead and other direct costs associated with such Product.

    1.12  "Gross Revenues" shall mean, with respect to any Product, the remainder of (a) the revenues actually received by IRC or its Affiliates from Third Parties in consideration for the grants of a (sub)license or other rights under the Patent Rights or Know-How to develop or commercialize such Product, including any amounts received by IRC or its Affiliates as payment or reimbursement for research, development, patent or related expenses, but excluding any amounts received by IRC or its Affiliates in consideration for the issuances of equity securities of IRC or its Affiliates (to the extent of the fair market value of such equity securities), less (b) the amount of the royalties and other payments owing by IRC or its Affiliates to Third Parties in connection therewith.

    1.13  "Know-How" shall mean, collectively, the CD-Tagging™ Know-How and the Program Know-How.

    1.14  "Net Sales" shall mean, with respect to any Product, the invoiced sales price of such Product sold by IRC or its Affiliates to customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product; (b) actual freight and insurance costs incurred in transporting such Product to such customers; (c) cash, quantity and trade discounts, rebates and other price reduction programs; (d) sales, value-added and other direct taxes incurred; and (e) custom duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product.

    1.15  "Patent Rights" shall mean, collectively, the CD-Tagging™ Patent Rights and the Program Patent Rights.

    1.16  "Person" shall mean an individual, corporation, limited liability company, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated, organization, governmental authority or any other form of entity not specifically listed herein.

    1.17  "Product" shall mean a product which incorporates or contains a Program Compound.

    1.18  "Program" shall mean the program to conduct research within the Scope and to conduct preclinical development of Products for use in the Field, all as described generally in the Program Workplan.

    1.19  "Program Compound" shall mean a compound (or an analogue or derivative thereof) which (a) is conceived or synthesized by IRC or Vyrex during and in the performance of the Program; (b) based upon testing conducted by or on behalf of the parties during and in the performance of the Program, has demonstrated, in the reasonable discretion of the Steering Committee, potential utility in the Field; and (c) (i) if made, used or sold absent the license granted under the Agreement would infringe a Valid Claim of the CD-Tagging™ Patent Rights, or (ii) is conceived, developed or made using CD-Tagging™ Know-How.

    1.20  "Program Inventions" shall mean, collectively, all inventions, discoveries, technology, information and data (other than CD-Tagging™ Improvements and CD-Tagging™ Vectors) conceived or produced by or on behalf of IRC or Vyrex during and in the performance of the Program.

    1.21  "Program Know-How" shall mean all discoveries, inventions, information and data, which is not generally known including, but not limited to, compositions, uses, methods, processes, formulae, procedures, protocols, techniques and results of experimentation and testing (other than CD-Tagging™ Improvements and CD-Tagging™ Vectors), which are conceived or produced by or on behalf of IRC or Vyrex during and in the performance of the Program; all to the extent and only to the extent that IRC or Vyrex has the right to grant licenses, immunities or other rights thereunder; provided, however, the Program Know-How shall exclude the CD-Tagging™ Know-How.

    1.22  "Program Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country, which claim a discovery or invention (other than CD-Tagging™ Improvements and CD-Tagging™ Vectors) conceived or produced by or on behalf of IRC or Vyrex during and in the performance of the Program; (b) all patents that issue therefrom, including utility model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents; all to the extent and only to the extent that IRC or Vyrex has the right to grant licenses, immunities or other rights thereunder; provided, however, the Program Patent Rights shall exclude the CD-Tagging™ Patent Rights.

    1.23  "Program Workplan" shall mean the workplan initially prepared by the parties pursuant to Section 3.1 below, as revised from time to time as provided in the Agreement.

    1.24  "Royalty Term" shall mean, with respect to each Product in each country, the period equal to (a) if the manufacture, use or sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Claim, the term for which such Valid Claim remains in effect and would, if it an issued patent, be infringed but for the license granted by the Agreement, or (b) otherwise, ten (10) years from the date of the First Commercial Sale of such Product in such country.

    1.25  "Scope" shall mean the discovery of proteins, small molecules and compounds involved in nerve growth and repair.

    1.26  "Steering Committee" shall mean the joint research and preclinical development committee, comprising representatives of IRC and Vyrex, as described in Section 4.1 below.

    1.27  "Third Party" shall mean any Person other than IRC, Vyrex and their respect Affiliates.

    1.28  "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

    Each party hereby represents and warrants to the other party as follows:

    2.1  Corporate Existence.  Such party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and the State of California.

    2.2  Authorization and Enforcement of Obligations.  Such party (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

    2.3  Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

    2.4  No Conflict.  The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

    2.5  DISCLAIMER OF WARRANTIES.  NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE PATENT RIGHTS, THAT ANY PATENT WITHIN THE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY PATENT RIGHTS OR KNOW-HOW WILL NOT INFRINGE THE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES,

EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS OR THE KNOW-HOW, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 3
PROGRAM

    3.1  Program Workplan.  Within forty-five (45) days after the date of the Agreement, the parties shall meet and prepare a mutually acceptable workplan summarizing the research and preclinical development of Product to be conducted by IRC pursuant to the Agreement. The Program Workplan may be amended from time to time only by the mutual written agreement of the parties.

    3.2  Conduct of the Program.  Each party shall conduct its obligations under the Program in good scientific manner and in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory, clinical and manufacturing practices, to attempt to achieve its objectives efficiently and expeditiously. Each party shall allocate sufficient time, effort, equipment, facilities and personnel with sufficient skills and experience to the Program to conduct its obligations under the Program and to accomplish the objectives thereof.

    3.3  Subcontracts.  Each party may subcontract portions of the Program to be performed by it in the normal course of its business without the prior consent of the other party; provided, however, that (a) such subcontracting shall not involve the transfer of Confidential Information of the other party to Third Parties; (b) the subcontracted party shall enter into a confidentiality agreement with the subcontracting party in accordance with Article 8 below; (c) the subcontracting party shall supervise such subcontract work; and (d) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory, clinical and manufacturing practices.

    3.4  Costs of the Program.  Except as otherwise set forth in this Section 3.4, each party shall be solely responsible for paying all costs and expenses of conducting its obligations under the Program.

      3.4.1  As of the Commencement Date, IRC has provided Vyrex with access to and the use of approximately one hundred eighty (180) square feet of laboratory space, and approximately seventy-five (75) square feet of office space, at IRC's facilities located at 5935 Darwin Court, Carlsbad, California 92008. IRC shall provide Vyrex with such laboratory and office space, on a rent-free basis, for use by Vyrex employees solely in the performance its obligations under the Program for the term of the Program; provided, however, if the parties mutually agree to expand the laboratory or office space provided by IRC to Vyrex hereunder, Vyrex shall pay to IRC a mutually acceptable rent therefor. All Vyrex employees using such laboratory or office space at IRC's facilities shall enter into a confidentiality agreement (in a form mutually acceptable to IRC and Vyrex) and shall be bound by all policies and procedures of IRC applicable to visitors to IRC's facilities.

      3.4.2  IRC shall be solely responsible for paying the cost of all laboratory and office supplies ordered by Vyrex employees at the IRC facilities described in Section 3.4.1 above prior to the Commencement Date. Vyrex shall be solely responsible for paying the cost of all laboratory and office supplies ordered by Vyrex employees at the IRC facilities described in Section 3.4.1 above on or after the Commencement Date.

    3.5  Records and Reports.  IRC shall maintain records reflecting the work performed by IRC and the results achieved in the performance of the Program. IRC shall prepare, and provide to each member of the Steering Committee and Vyrex, quarterly summary written reports which shall describe the work performed by IRC and the results achieved in the performance of the Program since the last report.

    3.6  Term of the Program.  Except as provided in Article 11 below, the term of the Program shall commence on the Commencement Date and terminate on the third anniversary thereof; provided, however, if IRC gives written notice to Vyrex prior to such third anniversary date, the term of the Program shall continue until the fourth anniversary of the Commencement Date. Termination of the Program pursuant to this paragraph shall not serve to terminate or otherwise affect the rights and obligations of the parties pursuant to any other Article under the Agreement.

ARTICLE 4
STEERING COMMITTEE

    4.1  Composition.  The Steering Committee shall be comprised of two (2) named representatives of IRC and two (2) named representatives of Vyrex. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change.

    4.2  Meetings.  The Steering Committee shall meet not less than once each calendar quarter during the term of the Program, on such dates and at such times and places as agreed to by IRC and Vyrex.

    4.3  Responsibilities.  At such meetings, the Steering Committee shall (a) review the work performed to date under the Program and the results thereof; (b) evaluate the results of the Program in relation to the goals of the Program; (c) make recommendations to the parties to modify the Program Workplan; (d) make recommendations to the parties regarding the filing, prosecution and maintenance of patent applications claiming discoveries and inventions conceived during and in the performance of the Program; (e) review the results of the testing of compounds conducted by or on behalf of the parties during and in the performance of the Program; (f) determine which compounds have demonstrated potential utility in the Field and as a result shall be Program Compounds; and (g) within thirty (30) days following each Steering Committee meeting, prepare quarterly reports to the parties summarizing the status of the Program and the results thereof, together with any determinations and recommendations by the Steering Committee and the reasons therefor.

ARTICLE 5
DEVELOPMENT AND COMMERCIALIZATION

    6.1  Licenses to IRC.  Vyrex hereby grants to IRC an exclusive worldwide license (with the exclusive right to grant sublicenses) under Vyrex' rights in the Patent Rights and Know-How (a) to conduct the Program, and (b) to develop, make, use, offer for sale, sell and import Products.

    6.2  Licenses to Vyrex.  IRC hereby grants to Vyrex an exclusive worldwide fully-paid license (with the exclusive right to grant sublicenses) under IRC's rights in the Program Patent Rights, and a non-exclusive license (with the right to grant sublicenses) under IRC's rights in the Program Know-How, for use outside the Field; provided, however, that IRC expressly reserves the right (with the right to grant sublicenses) under the Program Patent Rights to develop, make, use, offer for sale, sell and import Products.

    6.3  Sublicenses.  IRC and Vyrex shall provide to the other party a copy of any sublicense under the licenses granted under the Agreement promptly upon execution of the same. Any such sublicense shall be subject to the provisions of the Agreement.

ARTICLE 7
ROYALTIES

    7.1  Royalties.  In consideration for the license granted to IRC herein, during the Royalty Term, IRC shall pay royalties to Vyrex equal to (a) fifty percent (50%) of the Gross Margin of Products for those Products sold by IRC and its Affiliates, or (b) fifty percent (50%) of the Gross Revenues for those Products (sub)licensed to Third Parties.

    7.2  Royalty Reports.  During the term of the Agreement following the First Commercial Sale of a Product, IRC shall furnish to Vyrex a quarterly written report showing in reasonably specific detail (a) the gross sales, Net Sales and Gross Margin of Products for those Products sold by IRC and its Affiliates during such calendar quarter; (b) the Gross Revenues received by IRC or its Affiliates during such calendar quarter for those Products (sub)licensed to Third Parties; (c) the royalties payable, if any, which shall have accrued hereunder; and (d) the withholding taxes, if any, required by law to be deducted. With respect to sales invoiced or revenues received in a currency other than United States dollars, such amounts shall be expressed in the domestic currency in which the sales are made (or the revenues are received, as applicable) together with the United States dollar equivalent, calculated using the average closing buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) by Bank of America NT&SA in London, England on each of the last business day of each month in the calendar quarter prior to the date of payment. Reports shall be due on the ninetieth (90th) day following the close of each calendar quarter. IRC shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

    7.3  Audits.  Upon the written request of Vyrex and not more than once in each calendar year, IRC shall permit an independent certified public accounting firm of nationally recognized standing selected by Vyrex and reasonably acceptable to IRC, at Vyrex's expense, to have access during normal business hours to such of the records of IRC as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Vyrex only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional royalties were owed during such period, IRC shall pay the additional royalties within thirty (30) days of the date Vyrex delivers to IRC such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Vyrex; provide, however, if the audit correctly discloses that the royalties payable by IRC for the audited period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then IRC shall pay the reasonable fees and expenses charged by such accounting firm.

    7.4  Confidential Financial Information.  Vyrex shall treat all financial information subject to review under this Article7 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Article 8 below.

    7.5  Payment Terms.  Royalties shown to have accrued by each royalty report provided for under Section 7.2 above shall be due and payable on the date such royalty report is due. Payment of royalties inwhole or in part may be made in advance of such due date.

    7.6  Payment Method.  All payments by IRC to Vyrex under the Agreement shall be paid in United States dollars by bank wire transfer in immediately available funds to such account as Vyrex shall designate before such payment is due.

    7.7  Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, IRC shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Vyrex's account in a bank or other depository in such country. If the royalty rate specified in the Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

    7.8  Withholding Taxes.  IRC shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by IRC, its Affiliates or sublicensees, or any taxes required to be withheld by IRC, its Affiliates or sublicensees, to the extent IRC, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of Vyrex such taxes, levies or charges. IRC shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Vyrex by IRC, its Affiliates or sublicensees. IRC promptly shall deliver to Vyrex proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

ARTICLE 8
CONFIDENTIALITY

    8.1  Confidential Information.  During the term of the Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, and shall not disclose, use or grant the use of the Confidential Information of the other party except on a need-to-know basis to its directors, officers, employees and agents to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure to any Person is authorized by the Agreement, prior to disclosure, a party shall obtain written agreement of such Person to hold in confidence and not disclose, use or grant the use of the confidential Information of the other party except as expressly permitted under the Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information. Upon the expiration or earlier termination of the Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof.

    8.2  Permitted Disclosures.  The confidentiality obligations under this Article 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, provided that such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

    8.3  Terms of the Agreement.  Except as otherwise provided in this Article 8, neither party shall disclose any terms or conditions of the Agreement to any Third Party without the prior express written consent of the other party. Notwithstanding the foregoing, prior to execution of the Agreement, Vyrex and IRC shall agree upon the substance of information that can be used to describe the terms of this transaction, and Vyrex and IRC may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

ARTICLE 9
PUBLICATION

    9.1  Notice of Publication.  During the term of the Agreement, IRC and Vyrex each acknowledge the other party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the Program

(the "Publishing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an outline of such oral disclosure at least fifteen (15) days prior to presentation. The Reviewing Party shall have the right to (a) propose reasonable and necessary modifications to the publication for patent reasons and (b) to request a reasonable delay in publication in order to protect patentable information.

    9.2  Timing of Publication.  If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed in accordance with Article 13 below. Upon the expiry of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of proposed oral disclosures, from transmission to the Review Party, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above.

ARTICLE 10
PROGRAM INVENTION AND PATENT RIGHTS

    10.1  Ownership.  Vyrex shall solely own the entire right and title in all CD-Tagging™ Improvements and CD-Tagging™ Vectors, whether or not patentable (and any patent or other intellectual property rights therein), which are conceived or produced during and in the performance of the Program. IRC and Vyrex shall jointly own all Program Inventions, whether or not patentable (and any patent or other intellectual property rights therein) (collectively the "Program Inventions"), which are conceived or produced during and in the performance of the Preogram. Each party promptly shall disclose to the other party the making, conception or reduction to practice of CD-Tagging™ Improvements, CD-Tagging™ Vectors or Program Inventions by employees or others acting on behalf of such party. IRC and Vyrex each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under the \agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct consistent with the provisions of this Section 10.1, all CD-Tagging™ Improvement, CD-Tagging™ Vectors and Program Inventions made or developed by such employees or other Persons.

    10.2  Prosecution and Maintenance.

      10.2.1  CD-Tagging™ Patent Rights.  Vyrex, at its sole cost, shall be responsible for and shall have the sole right to control the preparation, filing, prosecution and maintenance of the CD-Tagging™ Rights.

      10.2.2  Program Patent Rights.

          (a) IRC, at its sole cost, shall be responsible for and shall have the sole right to control the preparation, filing, prosecution, and maintenance of all Program Patent Rights which claim Program Inventions which have utility in the Field.

          (b) Vyrex, at its sole cost, shall be responsible for and shall have the sole right to control the preparation, filing, prosecution and maintenance of all Program Patent Rights which claim solely Program Inventions which have no utility in the Field.

        10.2.3  Cooperation.  The party controlling the preparation, filing, prosecution and maintenance of any Patent Rights shall consider in good faith the interests of the non-controlling party, and shall provide the non-controlling party with a copy of each patent application subject to this Section 10.2. The non-controlling party shall cooperate with the controlling party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Patent Rights. Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of the Patent Rights.

    10.3  Enforcement of Patent Rights.  The party controlling the preparation, filing, prosecution and maintenance of any Patent Rights shall have the right, in its sole discretion and at its sole expense, to enforce the Patent Rights against infringers. If such party does not, within six (6) months of receipt of notice from the other party of a substantial continuing infringement of such Patent Rights in the Field, abate the infringement or file suit to enforce the Patent Rights against at least one infringing party in the Field in a country, the other party shall have the right, in its sole discretion and at its sole expense, to take whatever action it deems appropriate in its own name or, if required bylaw, in the name of the first party, to enforce such Patent Rights in the Field. The party controlling the enforcement of the Patent Rights may not settle any action or otherwise consent to an adverse judgment in such action that diminishes the rights or interest of the non-controlling party without the express written consent of the non-controlling party. All monies recovered upon the final judgment or settlement of any enforcement action in the Field shall be shared, after reimbursement of expenses, equally by the parties. Notwithstanding the foregoing, IRC and Vyrex shall fully cooperate with each other in the planning and execution of any action to enforce the Patent Rights in the Field.

ARTICLE 11
TERM AND TERMINATION

    11.1  Expiration.  Unless terminated earlier pursuant to Section 11.2 or 11.3 below, the Agreement shall expire on the expiration of IRC's obligations to pay royalties under the Agreement.

    11.2  Termination Upon Default.  Except as otherwise provided in Article 13, upon or after the default under any material provision of the Agreement, if the defaulting party has not cured such default within ninety (io) days after written notice thereof from the other party, the other party may, at its option (a) terminate the Agreement and any licenses granted thereunder and/or (b) retain any licenses granted by the defaulting party to the other party under the Agreement, and/or (c) seek such other relief as may be provided at law, in equity or otherwise under such circumstances. Any termination of the Agreement under this Section 11.2 shall be effective upon receipt by the defaulting party of notice of termination from the other party.

    11.3  Termination Upon Insolvency.  A party may terminate the Agreement upon the occurrence of any of the following:

      11.3.1  The other party shall (a) seek the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or the composition or readjustment of all or substantially ll of its debts, (b) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (c) make a general assignment for the benefit of its creditors, (d) commence a voluntary case under the Bankruptcy Code, (e) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, or (f) adopt any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing; or

      11.3.2  A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of ninety (io) days from and after the date service of process is effected upon the other party, seeing (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts.

    11.4  Effect of Expiration and Termination.  Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 8, 9, and 12 shall survive the expiration or termination of the Agreement. Upon expiration of the Agreement under Section 11.1 above, the license under the Know-How granted to IRC pursuant to Section 6.1 above shall continue and become a perpetual and fully-paid license, and the license under the Program Patent Rights and Program Know-How granted to Vyrex pursuant to Section 6.2 above shall continue as a perpetual and fully-paid license.

ARTICLE 12
INDEMNITY

    12.1  Direct Indemnity.  Each party shall indemnify and hold the other party harmless, and hereby forever releases and discharges the other party, from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) incurred as a result of any claims, demands, actions or other proceedings arising out of the recklessness, willful misconduct or breach of the Agreement by such party.

    12.2  Procedure.  A party (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptely notify the other party (the "Indemnitor") of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interest between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 12 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 12, abut the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 12. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this indemnification.

    12.3  Insurance.  Vyrex and IRC each shall maintain insurance with respect to development, manufacture and sales of Products by Vyrex or IRC, as the case may be, in such amount as Vyrex or IRC, respectively, customarily maintains with respect to the development, manufacture and sale of its other products. Vyrex and IRC, as applicable, shall maintain such insurance for so long as each continues to manufacture or sell any Products, and thereafter for so long as Vyrex and IRC, as applicable, each maintains insurance for itself covering the development, manufacture and sale of its other products.

ARTICLE 13
FORCE MAJEURE

    Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

ARTICLE 14
ASSIGNMENT

    The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that either IRC or Vyrex may, without such consent, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

ARTICLE 15
SEVERABILITY

    Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

ARTICLE 16
MISCELLANEOUS

    16.1  Notices.  Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties to the other shall be in writing, delivered by any lawful means and shall be effective upon receipt by the addressee.

If to IRC:	The Immune Response Corporation 5935 Darwin Court Carlsbad, CA 92008 Attention: Dennis J. Carlo, Ph.D.
with a copy to:	Pillsbury Madison & Sutro LLP 235 Montgomery Street, 15th Floor San Francisco, CA 94104 Attention: Thomas E. Sparks, Jr.
If to Vyrex:	Vyrex Corporation 2159 Avenida de la Playa La Jolla, CA 92037 Attention: Carl M. Lewis

    16.2  Applicable Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

    16.3  Entire Agreement.  The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreement and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

    16.4  Headings.  The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

    16.5  Independent Contractors.  It is expressly agreed that IRC and Vyrex shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither IRC nor Vyrex shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

    16.6  Waiver.  The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

    16.7  Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

THE IMMUNE RESPONSE CORPORATION
By:	/s/ DENNIS J. CARLO
Title	Pres/CEO
VYREX CORPORATION
By:	/s/ SHELDON S. HENDLER
Title	CEO